Exhibit 4.22

Dated 26 November 2009

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS

and

THE ROYAL BANK OF SCOTLAND PLC

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

ABN AMRO BANK N.V.

_________________________________________________________

AGREEMENT TO FOREGO TAX RELIEFS

in connection with an Acquisition and Contingent Capital Agreement

__________________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GI)

TX093130012

THIS DEED is entered into on 26 November 2009

BETWEEN:

(1)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”);

(2)	THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS of 100 Parliament Street London SW1A 2BQ (the “Commissioners for HMRC”);

(3)
THE ROYAL BANK OF SCOTLAND PLC, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (“RBS”);

(4)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Company”); and

(5)
ABN AMRO BANK N.V., a public company with limited liability incorporated under the laws of the Netherlands (registered no. 33002587), having its office address at Gustav Mahlerlaan 10 (1082 PP), Amsterdam, the Netherlands (“ABN Amro”).

WHEREAS:

(A)	The Company and RBS have entered into an Acquisition and Contingent Capital Agreement dated on or about the date of this Deed (the “Acquisition and Contingent Capital Agreement”).

(B)
The Acquisition and Contingent Capital Agreement contemplates that this Deed will provide for the matters described herein, and HM Treasury’s obligations under the Acquisition and Contingent Capital Agreement are conditional upon, inter alia, the execution of this Deed.

(C)
The matters provided for in the Acquisition and Contingent Capital Agreement and this Deed are an arrangement of the kind described in sub-section (2) of Section 25 of the Finance Act 2009.  HM Treasury has designated or intends to designate such arrangement under sub-section (1) of Section 25 of the Finance Act 2009.

IT IS AGREED as follows:

PART 1 – DEFINITIONS AND INTERPRETATION

1.
In this Deed (or, in any case where it is provided that a definition is to apply only for the purposes of certain provisions of this Deed, in those provisions), the following expressions shall have the following meanings (and cognate expressions shall be construed accordingly), unless otherwise provided in this Deed:

“ABN Acquisition Date” means 17th October 2007;

“Accountants” has the meaning given to it in Clause 10;

“Accounting Period” means, in relation to any RBS Company, any “accounting period” (as defined in Section 12 of ICTA 1988 or Chapter 2 of Part 2 of CTA 2009, as appropriate) of such RBS Company;

“Annual Premium” has the meaning given to it in the Acquisition and Contingent Capital Agreement;

“APS Confidentiality Undertakings” has the meaning given to it in Clause 30;

“APS Fee Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Accession Agreement relating to the UK Asset Protection Scheme” entered into by HM Treasury, the Commissioners for HMRC, RBS, the Company and ABN Amro dated on or about the date of this Deed;

“arrangement” includes any agreement, understanding, scheme, action, transaction or series of actions or transactions, in each case whether or not legally enforceable (and, without limitation, includes the making of any claim, election or notice for the purposes of any of the relevant enactments);

“CTA 2009” means the Corporation Tax Act 2009;

“Disclosure Consent” has the meaning given to it in Clause 37;

“Disclosure Consent Notice” means a notice in the form set out in Schedule 1;

“Exit Fee Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Exit Fee payable under an Accession Agreement relating to the UK Asset Protection Scheme” entered into by HM Treasury, the Commissioners for HMRC, RBS, the Company and ABN Amro dated on or about the date of this Deed;

“financial year” has the meaning given to it in the Interpretation Act 1978;

“First Tax Assets Determination Date” means 15th March 2010 (or, if such date is not a Business Day, the next preceding Business Day);

“First Payment Date” has the meaning given to it in the Acquisition and Contingent Capital Agreement;

“Group Undertaking” has the meaning given to it in Section 1161(5) of the Companies Act 2006;

“HMRC” means the Commissioners and officers of Her Majesty’s Revenue and Customs as referred to in Section 4 of the Commissioners for Revenue and Customs Act 2005;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Interest Rate” has the meaning given to it in Clause 26;

“Lower Verified Amount” has the meaning given to it in Clause 15;

“Participation Agreement” means an agreement in the form set out in Schedule 2;

“Payment Date” has the meaning given to it in the Acquisition and Contingent Capital Agreement;

“Payment Proposal Notice” has the meaning given to it in the Acquisition and Contingent Capital Agreement;

“Qualifying Tax Asset” has the meaning given to it in Clause 5;

“RBS Companies” means the Company and its Group Undertakings from time to time (including, for the avoidance of doubt, since the ABN Acquisition Date, ABN Amro and its subsidiary undertakings from time to time);

“Reference Date” has the meaning given to it in the Acquisition and Contingent Capital Agreement;

“Relevant HMRC Information” has the meaning given to it in Clause 38;

“Relevant Company” has the meaning given to it in Clause 5;

“Relevant Payment Date” has the meaning given to it in Clause 5;

“Relevant RBS Information” has the meaning given to it in Clause 29;

“Relevant Tax Asset” has the meaning given to it in Clause 5;

“Tax Asset” means any of the following which would (but for this Deed) be taken into account for United Kingdom corporation tax purposes:

(a)
any trading loss available to be set off under Sections 393 or 393A of ICTA 1988, any Schedule A loss, any UK property business loss, any loss incurred in an overseas property business, any Schedule D Case VI loss, any loss to which Section 396 of ICTA 1988 applies, any non-trading deficit on loan relationships, any non-trading loss on intangible fixed assets, any expense of management and any allowable loss for the purposes of corporation tax on chargeable gains (and includes, for the avoidance of doubt, any part of any of the foregoing); and

(b)	any other loss, allowance, credit, deduction or other Tax benefit which HM Treasury and the Company agree in writing may be treated as a “Tax Asset” for the purposes of this Deed; and

“Tax Assets Determination Date” means:

(a)	in relation to the First Payment Date, the First Tax Assets Determination Date; and

(b)	in relation to any other Payment Date, the 14th December which next precedes such Payment Date (or, if such date is not a Business Day, the next preceding Business Day).

2.	Any word or expression defined in Section 25 of the Finance Act 2009 shall have the same meaning in this Deed.

3.
Unless otherwise provided in this Deed, any word or expression defined in the Acquisition and Contingent Capital Agreement (but excluding the expressions “Relevant Annual Premium”, “Relevant Payment Date” and any other word or expression defined only for the purposes of specific sub-Clauses of the Acquisition and Contingent Capital Agreement), shall have the same meaning in this Deed.

4.
Unless otherwise provided in this Deed, Clause 1.2 of the Acquisition and Contingent Capital Agreement (Interpretation) shall apply, with any necessary modifications, in relation to this Deed.  Without limitation of the foregoing, any headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed.

PART 2 – CONDITIONS FOR RELEVANT TAX ASSET TO BE A QUALIFYING TAX ASSET

Qualifying Tax Assets

5.	Subject to the provisions of this Deed, a Tax Asset shall be a “Qualifying Tax Asset” for the purposes of this Deed if (and only if):

(a)
a “Tax Asset Notice” is deemed under the Acquisition and Contingent Capital Agreement to have been served for the purposes of this Deed, in consequence of the service of a Payment Proposal Notice under the Acquisition and Contingent Capital Agreement.  In such a case (subject to Clauses 6, 7 and 8):

(i)	the “Relevant Annual Premium” means, for the purposes of this Deed, the Annual Premium to which such Payment Proposal Notice relates;

(ii)	the “Relevant Company” means, for the purposes of this Deed, the “Tax Asset Company” referred to in paragraph 2(c) of such Payment Proposal Notice;

(iii)	the “Relevant Payment Date” means, for the purposes of this Deed, the Payment Date to which such Payment Proposal Notice relates; and

(iv)	the “Relevant Tax Asset” means, for the purposes of this Deed, the Tax Asset specified in paragraph 2(c) of such Payment Proposal Notice;

(b)	the Relevant Company is, on the relevant Tax Assets Determination Date, an RBS Company;

(c)
the Relevant Company has been, at all times from (and including) the beginning of the Accounting Period in which the Relevant Tax Asset arose to (and excluding) the relevant Tax Assets Determination Date:

(i)	an RBS Company; or

(ii)	in relation to any period of time falling before the ABN Acquisition Date, ABN Amro or a subsidiary undertaking of ABN Amro;

(d)	the Relevant Tax Asset arose in the Relevant Company in respect of an Accounting Period ending on or before the relevant Reference Date;

(e)
the Relevant Tax Asset has not been set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period (or part thereof) beginning on or before the relevant Tax Assets Determination Date;

(f)	the Relevant Tax Asset has been verified by the Accountants in accordance with Clauses 10 to 13 (inclusive);

(g)	the Relevant Tax Asset has been verified by HMRC in accordance with Clauses 14 to 17 (inclusive);

(h)	the use of the Relevant Tax Asset has been approved by HM Treasury in accordance with Clause 18;

(i)	the Relevant Company has, on or before the relevant Reference Date, given a Disclosure Consent to HMRC pursuant to Clause 33, 34, 35 or 36;

(j)
if the Relevant Company is not otherwise a party to this Deed as at the relevant Tax Assets Determination Date, the Relevant Company has, on or before the relevant Tax Assets Determination Date, agreed to be bound by this Deed in accordance with Clause 45;

(k)	the Relevant Tax Asset has not been treated as a Qualifying Tax Asset in consequence of any other application of this Deed; and

(l)	the Relevant Tax Asset has not been treated as a “Qualifying Tax Asset” for the purposes of the APS Fee Tax Assets Agreement or the Exit Fee Tax Assets Agreement,

unless, in the case of any of the conditions set out in sub-Clauses (b) to (f) above, HM Treasury has agreed in writing with the Company, on or before the relevant Tax Assets Determination Date, that such condition shall not apply in relation to the Relevant Tax Asset.

Multiple Relevant Tax Assets

6.
If more than one Tax Asset is described in paragraph 2(c) of the relevant Payment Proposal Notice, any reference in this Deed to “the Relevant Tax Asset” shall be construed as a reference to each such Tax Asset (and any reference in this Deed to “the Relevant Company” shall be construed as a reference to the “Tax Asset Company” referred to in paragraph 2(c) of such Payment Proposal Notice in relation to such Tax Asset).

Substitute or additional Relevant Tax Assets

7.
Subject to Clause 8, if, at any time falling after the relevant Reference Date and before the relevant Tax Assets Determination Date, HM Treasury and the Company agree in writing that paragraph 2(c) of the relevant Payment Proposal Notice is to be treated as having specified any Tax Asset (the “Additional Tax Asset”) in substitution for, or in addition to, any Tax Asset which is in fact specified in paragraph 2(c) of the relevant Payment Proposal Notice:

(a)
the relevant Payment Proposal Notice shall be deemed for the purposes of this Deed to have so specified the Additional Tax Asset (in substitution for, or in addition to, any Tax Asset which is in fact specified in paragraph 2(c) of the relevant Payment Proposal Notice, as the case may be); and

(b)
any reference in sub-Clause (i) of Clause 5 to the relevant Reference Date shall be deemed to be, in relation to the Additional Tax Asset, a reference to the date on which such agreement is made (or such other date as may be agreed in writing by HM Treasury and the Company for such purposes).

8.
Clause 7 shall not apply in any case where the relevant agreement between HM Treasury and the Company is made on or after the date falling 30 Business Days before the relevant Tax Assets Determination Date unless HMRC is also a party to such agreement.

Accounting Period in which Tax Asset arises

9.
Any Tax Asset which arises or (but for this Deed) would have arisen to the Relevant Company for the purposes of any of the relevant enactments shall be treated for the purposes of this Deed as arising (and as arising only) in the Accounting Period of the Relevant Company in which it is treated as first arising or is first brought into account for the purposes of the relevant enactments (unless the Relevant Company, the Company, HM Treasury and HMRC agree otherwise in writing in relation to any Tax Asset, in which case such Tax Asset shall be treated for the purposes of this Deed as arising in the Accounting Period of the Relevant Company so agreed).

Verification by the Accountants

10.	Any reference in this Deed to the “Accountants” means any firm of chartered accountants (which may be, for the avoidance of doubt, the auditors of the Company):

(a)
which is appointed by the Company for the purposes of providing the certification referred to in Clause 11 in respect of the Relevant Tax Asset and making any related inquiries contemplated by Clause 11; and

(b)	whose appointment for such purposes has been approved by HM Treasury, in advance of such appointment, by notice served on the Company by HM Treasury.

11.
The Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by the Accountants if (and only if) the Accountants certify to HM Treasury (in terms reasonably satisfactory to HM Treasury), on or before the relevant Tax Assets Determination Date, that they are satisfied, having made due inquiry into the relevant facts and circumstances, that if the consolidated annual report and accounts of the Company for the accounting period ending on the last accounting reference date falling on or before the Reference Date had been audited by the Accountants and had been published on the Reference Date (or, in a case where such annual reports are required by Applicable Law to be published on a date falling before the Reference Date, such date), the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 2(c) of the relevant Payment Proposal Notice) would have been treated as available to the Relevant Company for use in one or more subsequent accounting period(s) in the calculation of any provision, reserve, allowance or asset in respect of Tax (including deferred Tax) which would have been shown in the audited consolidated balance sheet set out in such annual report and accounts.

12.
For the avoidance of doubt, the Accountants may, in making any due inquiry into the relevant facts and circumstances for the purposes of Clause 11, take into account any audited consolidated annual report and accounts of the Company for the accounting period referred to in Clause 11 which have in fact been published on or before the relevant Reference Date and any related working papers made available to them.

13.
The Company shall pay and bear, and shall indemnify HM Treasury against, any fees, costs and expenses incurred in connection with the appointment of the Accountants and the exercise and performance of their rights and responsibilities contemplated in this Deed.

Verification by HMRC

14.	The Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by HMRC if (and only if):

(a)	either:

(i)
if the corporation tax return of the Relevant Company for the Accounting Period in which the Relevant Tax Asset arose has become final and incapable of amendment on or before the relevant Reference Date, the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 2(c) of the relevant Payment Proposal Notice) was shown in such corporation tax return as being available to the Relevant Company and HMRC has notified HM Treasury, on or before the relevant Tax Assets Determination Date, that the foregoing is the case; or

(ii)
HMRC has notified HM Treasury, on or before the relevant Tax Assets Determination Date, that it is satisfied that the Relevant Tax Asset (for the avoidance of doubt, in an amount not less than that specified in paragraph 2(c) of the relevant Payment Proposal Notice) was available to the Relevant Company in the Accounting Period in which the Relevant Tax Asset arose; and

(b)	HMRC has notified HM Treasury, on or before the relevant Tax Assets Determination Date, that it is satisfied that:

(i)
the Relevant Tax Asset has not, to any extent, been set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period; and

(ii)
no claim, election or notice has been made by or on behalf of the Relevant Company or any other RBS Company, and there are no other facts or circumstances known to HMRC, as a result of which the Relevant Tax Asset may, to any extent, be set off or otherwise utilised (whether by carry forward, carry back, carry across, surrender under Chapter 4 of Part 10 of ICTA 1988 or otherwise) in any Accounting Period beginning before the Relevant Payment Date.

15.	If:

(a)
HMRC is not satisfied as to the matters described in Clause 14, but HMRC would have been satisfied as to those matters if the amount of the Relevant Tax Asset specified in paragraph 2(c) of the relevant Payment Proposal Notice had been an amount (the “Lower Verified Amount”) which is less than the amount in fact so specified;

(b)	HMRC notifies HM Treasury of the foregoing (including, for the avoidance of doubt, the Lower Verified Amount) on or before the relevant Tax Assets Determination Date; and

(c)	HM Treasury agrees in writing with the Company on or before the relevant Tax Assets Determination Date that this Clause 15 is to have effect,

then:

(i)
the relevant Payment Proposal Notice shall be deemed for the purposes of this Deed to have specified the Lower Verified Amount as being the amount of the Relevant Tax Asset (in place of the amount which is in fact so specified in paragraph 2(c) of the relevant Payment Proposal Notice); and

(ii)	the Relevant Tax Asset shall be treated for the purposes of this Deed as having been verified by HMRC in an amount equal to the Lower Verified Amount,

but without prejudice to sub-Clause (a) of Clause 26.

16.	HMRC shall use reasonable endeavours to notify HM Treasury, on or before the relevant Tax Assets Determination Date, whether or not the conditions referred to in Clause 14 are satisfied.

17.
For the avoidance of doubt, HMRC shall not be treated as having failed to comply with, or to provide any notification contemplated in, Clause 14, 15 or 16 in any case where HMRC is unable to provide any notification contemplated in Clause 14, 15 or 16 in consequence of any breach by the Company, the Relevant Company or any other RBS Company of any of Clauses 27 to 39 (inclusive) or in any other case where HMRC is unable to provide any such notification because any relevant information is not available to HMRC when required.

Approval by HM Treasury

18.
The use of the Relevant Tax Asset shall be treated for the purposes of this Deed as having been approved by HM Treasury if (and only if) HM Treasury notifies the Company, on or before the relevant Tax Assets Determination Date, that it consents to the use of the Relevant Tax Asset for the purposes of this Deed.

Notification by HM Treasury to the Company

19.
HM Treasury shall notify the Company, on or before the relevant Tax Assets Determination Date, whether in its opinion the conditions set out in Clause 5 are satisfied in relation to the Relevant Tax Asset.

PART 3 – CONSEQUENCES WHERE RELEVANT TAX ASSET IS A QUALIFYING TAX ASSET

Agreement to forego tax reliefs

20.	Each RBS Company shall hereby, on the relevant Tax Assets Determination Date, forego any tax relief and any right to any tax relief (in each case, whenever arising, and for the avoidance of doubt whether arising before or after the relevant Tax Assets Determination Date) if and to the extent that such tax relief, or such right to any tax relief, would not have arisen but for the use or availability of any Qualifying Tax Asset.

Section 25 of the Finance Act 2009

21.
Each of the Company, RBS, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement and HM Treasury agree that they intend that Section 25 of the Finance Act 2009 shall apply in relation to this Deed, the Acquisition and Contingent Capital Agreement, the Conditions and the matters contemplated therein (such that, for the avoidance of doubt, no tax relief will be given to any person by virtue of any tax relief or right to any tax relief foregone under Clause 20 or anything resulting from or representing any tax relief or right to any tax relief foregone under Clause 20).

22.
Each of the Company, RBS, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement, HM Treasury and the Commissioners for HMRC may amend this Deed by written agreement between them from time to time, and each of the Company, RBS, ABN Amro, each other RBS Company which from time to time enters into a Participation Agreement and HM Treasury agree that they intend that Section 25 of the Finance Act 2009 shall continue to apply in relation to this Deed as so amended.

23.
Each of the Company, RBS, ABN Amro and each other RBS Company which from time to time enters into a Participation Agreement shall take any action reasonably required by HM Treasury for the purpose of ensuring that Section 25 of the Finance Act 2009 applies in relation to this Deed, the Acquisition and Contingent Capital Agreement, the Conditions and the matters contemplated therein (including, without limitation, following any amendment of this Deed from time to time as mentioned in Clause 22).

Amount of Relevant Annual Premium to be treated as discharged

24.
If Clause 20 has effect in relation to the Qualifying Tax Asset, the Relevant Annual Fee shall be deemed for the purposes of the Acquisition and Contingent Capital Agreement, to the extent of the following amount, to be due for payment on the relevant Tax Assets Determination Date immediately after Clause 20 has effect in relation to the Qualifying Tax Asset, and shall be deemed for the purposes of the Acquisition and Contingent Capital Agreement, at that same time, to be discharged by an amount of tax relief foregone equal to the following amount (and, for the avoidance of doubt, if Clause 20 does not have effect in relation to the Relevant Tax Asset on the relevant Tax Assets Determination Date, such amount shall be deemed for the purposes of the Acquisition and Contingent Capital Agreement to be nil):

(a)
if HM Treasury and the Company agree in writing on or before the relevant Tax Assets Determination Date that the amount of the Relevant Annual Premium is to be treated as discharged by an amount of tax relief foregone equal to a specified amount (which amount may, for the avoidance of doubt, be greater or lesser that the amount referred to in sub-Clause (b)), the amount so specified; or

(b)	in any other case where Clause 20 has effect in relation to the Qualifying Tax Asset, an amount equal to A x B x (1 – C), where:

“A”	means the amount of the Qualifying Tax Asset;

“B”	has the following meaning:

(i)
in any case where the Qualifying Tax Asset falls within sub-Clause (a) of the definition of “Tax Asset” set out in Clause 1, or falls within sub-Clause (b) of the definition of “Tax Asset” set out in Clause 1 and is of such a nature that it is available to be set off or otherwise utilised against income, profits or gains for the purposes of the relevant enactments (assuming that sufficient income, profits or gains are available for such purpose), amount “B” shall equal the rate (expressed as a decimal) of corporation tax for the financial year in which the relevant Tax Assets Determination Date falls (ignoring for these purposes any small companies rate provided for in Section 13 ICTA 1988 and any other rate applicable only to limited classes of company); and

(ii)
in any case where the Qualifying Tax Asset falls within sub-Clause (b) of the definition of “Tax Asset” set out in Clause 1 and is of such a nature (including any credit for foreign taxes under Part 18 ICTA 1988) that it is available to be set off or otherwise utilised against any liability to corporation tax for the purposes of the relevant enactments (assuming that a sufficient liability to corporation tax is available for such purposes), amount “B” shall equal one; and

“C”
means the rate (expressed as a decimal) of corporation tax for the financial year in which the relevant Tax Assets Determination Date falls (ignoring for these purposes any small companies rate provided for in Section 13 ICTA 1988 and any other rate applicable only to limited classes of company) or, if greater than the foregoing, 0.2.

Anti-frustration undertaking

25.	If Clause 20 has effect in relation to any Qualifying Tax Asset:

(a)	no RBS Company shall, with effect from the relevant Tax Assets Determination Date, enter into any arrangement, including without limitation:

(i)	any arrangement one of whose (direct or indirect) effects is to avoid or defer any liability to Tax which would otherwise arise under any of the relevant enactments or the accrual, realisation or recognition of any income, profit or gain which would otherwise arise for the purposes of any of the relevant enactments;

(ii)
any arrangement required to be disclosed pursuant to Part 7 of the Finance Act 2004 or any regulations made thereunder, as the same may be amended from time to time (or which would have been required to be so disclosed but for any disclosure by any other person); or

(iii)
any arrangement where one of such RBS Company’s main purposes in being a party to such arrangement is to secure a tax advantage (as defined in Section 840ZA of ICTA 1988) for itself or any other person, where it would be reasonable to assume that one of the main purposes of such arrangement is to reduce the net cost (taking into account the time value of money) to the Company, RBS, the Relevant Company, any other RBS Company or the RBS Companies taken together, of the application of Clause 20 in relation to the Qualifying Tax Asset; and

(b)
each of the Company, RBS, ABN Amro and each other RBS Company which from time to time enters into a Participation Agreement warrants and represents that, as at the relevant Tax Assets Determination Date, no RBS Company has, on or after 26th February 2009, entered into any such arrangement.

PART 4 – INTEREST RATE WHERE ANY RELEVANT TAX ASSET IS NOT A QUALIFYING TAX ASSET

26.
If, on the relevant Tax Assets Determination Date, the Relevant Tax Asset is not a Qualifying Tax Asset (or, if more than one Tax Asset is specified in paragraph 2(c) of the relevant Payment Proposal Notice, any one or more of such Relevant Tax Assets is not a Qualifying Tax Asset), then:

(a)
if the Relevant Tax Asset would have been a Qualifying Tax Asset but for any failure to satisfy the condition referred to in sub-Clause (h) of Clause 5 (or, if more than one Tax Asset is specified in paragraph 2(c) of the relevant Payment Proposal Notice, all of such Relevant Tax Assets would have been Qualifying Tax Assets but for any failure to satisfy the condition referred to in sub-Clause (h) of Clause 5), the “Interest Rate” shall be equal to the Funding Rate (assuming for these purposes that the Quarter referred to in Condition 8.17 of the APS Rules is the Quarter beginning on 1 January 2010).  In any case where Clause 15 otherwise has effect in relation to any Relevant Tax Asset, Clause 15 shall be disregarded for the purposes of this sub-Clause (a) unless the relevant Lower Verified Amount is at least equal to 90% of the amount of such Relevant Tax Asset which is in fact specified in paragraph 2(c) of the relevant Payment Proposal Notice; and

(b)
the “Interest Rate” shall otherwise be equal to the Funding Rate (assuming for these purposes that the Quarter referred to in Condition 8.17 of the APS Rules is the Quarter beginning on 1 January 2010) plus 5 per cent per annum.

For the purposes of this Clause 26, the expressions “Funding Rate” and “Quarter” have the meanings given to them in the APS Rules and, without limitation of the foregoing, Condition 8.17 of the APS Rules (and any Condition of the APS Rules which defines any word or expression used therein or is otherwise ancillary thereto) shall apply for the purposes of this Clause 26 (regardless of whether RBS has at the date of this Deed agreed to participate in the UK Asset Protection Scheme).

PART 5 – INFORMATION, CONSULTATION, ADMINISTRATION ETC.

Provision of information by RBS Companies to HM Treasury or the Accountants

27.
Each RBS Company shall provide to HM Treasury any Relevant RBS Information requested by HM Treasury.  Such information shall be provided promptly, and in any event within 15 Business Days after HM Treasury requests such Relevant RBS Information from RBS or such RBS Company.

28.
Each RBS Company shall provide to the Accountants any Relevant RBS Information requested by the Accountants.  Such information shall be provided promptly, and in any event within 15 Business Days after the Accountants request such Relevant RBS Information from RBS or such RBS Company.

29.	For the purposes of this Deed, “Relevant RBS Information” means any information:

(a)	reasonably requested by HM Treasury for the purpose of:

(i)	determining whether any condition mentioned in Clause 5 is satisfied in relation to the Relevant Tax Asset;

(ii)	determining any amount under Clause 24 in respect of any Qualifying Tax Asset; and/or

(iii)	determining whether any RBS Company has breached, or will or may breach, any obligation which is stated in this Deed to be undertaken by or to relate to such RBS Company; or

(b)	reasonably requested by the Accountants for the purposes of providing the certification referred to in Clause 11 and making any related inquiries contemplated by Clause 11.

30.
Condition 42 of the APS Rules (and any Condition of the APS Rules which defines any word or expression used therein or is otherwise ancillary thereto) (the “APS Confidentiality Undertakings”) shall apply for the purposes of this Deed (regardless of whether RBS has at the date of this Deed agreed to participate in the UK Asset Protection Scheme), with any necessary modifications, on the basis that:

(a)
any reference in the APS Confidentiality Undertakings to the “Treasury” shall be deemed for such purposes to be a reference to HM Treasury and any reference in the APS Confidentiality Undertakings to the “Participant” shall be deemed for such purposes to be a reference to RBS; and

(b)
any Relevant RBS Information provided by any RBS Company to HM Treasury pursuant to Clause 27 (including any such information which HM Treasury or any of its Representatives (as defined in the APS Rules) prepares and which contains or reflects or is generated from such information) shall be deemed for the purposes of the APS Confidentiality Undertakings to be Participant Confidential Information, except to the extent that it is Excluded Information (as defined in the APS Rules).

Provision of information by RBS Companies to HMRC

31.
Each RBS Company shall provide to HMRC any information reasonably requested by HMRC for the purposes of determining whether any notification referred to in Clauses 14 to 16 (inclusive) is to be provided (or the terms in which it is to be provided) or making any inquiries for such purposes.  Such information shall be provided promptly, and in any event within 15 Business Days after HMRC requests such information from the Company or such RBS Company.

32.
HMRC acknowledges that Section 18 of the Commissioners for Revenue and Customs Act 2005 shall apply in relation to any information provided by any RBS Company to HMRC pursuant to Clause 31 (but, for the avoidance of doubt, Section 18(1) of that Act shall not apply where any Disclosure Consent has been provided by such RBS Company as referred to in Clauses 33 to 36 (inclusive), to the extent provided in such Disclosure Consent).

Provision of information by HMRC to HM Treasury

33.	Each of the Company, RBS and ABN Amro hereby gives a Disclosure Consent to HMRC.

34.
Each of the Company and RBS shall use its best endeavours to procure that each RBS Company shall promptly following any reasonable request by HM Treasury give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

35.
ABN Amro shall use its best endeavours to procure that each RBS Company which is a Group Undertaking of ABN Amro shall promptly following any reasonable request by HM Treasury give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

36.	Any RBS Company may, at its discretion at any time, give a Disclosure Consent to HMRC by serving a Disclosure Consent Notice on HMRC.

37.
For the purposes of this Deed, a “Disclosure Consent” means a consent (including, but without limitation, for the purposes of Section 18(2)(h) of the Commissioners for Revenue and Customs Act 2005) to the disclosure of all Relevant HMRC Information by HMRC to HM Treasury.

38.	For the purposes of this Deed, “Relevant HMRC Information” means all information if and to the extent that:

(a)	such information is set out in any notification provided by HMRC to HM Treasury pursuant to any of Clauses 14 to 16 (inclusive) or is reasonably requested by HM Treasury for the purpose of:

(i)	determining whether any condition mentioned in Clause 5 is satisfied in relation to any Relevant Tax Asset;

(ii)	determining any amount as contemplated in Clause 24 in respect of any Qualifying Tax Asset; and/or

(iii)	determining whether any RBS Company has breached, or will or may breach, any obligation which is stated in this Deed to be undertaken by or to relate to such RBS Company;

(b)	such information is held by or on behalf of HMRC from time to time and either:

(i)	HMRC has received such information from any RBS Company (or any person acting on behalf of or at the request or direction of any RBS Company); or

(ii)	such information contains, reflects or is generated from information of the kind referred to in sub-Clause (b)(i) above;

(c)	such information does not relate specifically to the tax affairs of any identifiable individual; and

(d)
the disclosure of such information by HMRC to HM Treasury does not require the consent of any third party (not including, for the avoidance of doubt, any RBS Company or any agent or adviser of any RBS Company).

39.
The APS Confidentiality Undertakings shall apply for the purposes of this Deed (regardless of whether RBS has at the date of this Deed agreed to participate in the UK Asset Protection Scheme), with any necessary modifications, on the basis that:

(a)	any reference in the APS Confidentiality Undertakings to the “Treasury” shall be deemed for such purposes to be a reference to HM Treasury and any reference in the APS Confidentiality Undertakings to the “Participant” shall be deemed for such purposes to be a reference to RBS; and

(b)
any Relevant HMRC Information provided by HMRC to HM Treasury pursuant to Clause 33 to 36 (inclusive) (including any such information which HM Treasury or any of its Representatives (as defined in the APS Rules) prepares and which contains or reflects or is generated from such information) shall be deemed for the purposes of the APS Confidentiality Undertakings to be Participant Confidential Information, except to the extent that it is Excluded Information (as defined in the APS Rules).

Consultation with HM Treasury and HMRC

40.	If the Company at any time:

(a)
provides HM Treasury and HMRC with advance notice of any arrangement proposed to be entered into by any RBS Company, including the steps proposed to be taken and a description of the Tax implications of the arrangement for each RBS Company; and

(b)
asks HM Treasury and HMRC to consider whether such proposed arrangement would (if entered into) constitute or give rise to a breach of Clause 25 and consults with HM Treasury and HMRC in good faith as to the same,

HM Treasury and HMRC will respond reasonably promptly to such request and will use reasonable endeavours to provide a confirmation of whether in their view such proposed arrangement would (if entered into) constitute or give rise to such a breach.

41.	HM Treasury shall be entitled, by serving notice on the Company, to delegate its rights and/or obligations under Clause 40 to HMRC or to revoke any such delegation.

PART 6 – COMPLIANCE WITH AND ACCESSION TO THIS DEED

Undertaking to comply and procure compliance

42.	Each of the Company, RBS and ABN Amro agrees to comply with this Deed.

43.
Each of the Company and RBS agrees to use its best endeavours to procure that each RBS Company shall comply with any obligation or requirement which is stated in this Deed to be undertaken by or to relate to any RBS Company.

44.
ABN Amro agrees to use its best endeavours to procure that each RBS Company which is a subsidiary undertaking of ABN Amro shall comply with any obligation or requirement which is stated in this Deed to be undertaken by or to relate to any RBS Company.

Accession

45.
Any RBS Company which is not otherwise a party to this Deed may agree to be bound by this Deed by entering into a Participation Agreement with HM Treasury and the Commissioners for HMRC, in which case it shall be bound by this Deed with effect from the date on which such Participation Agreement is entered into between such RBS Company, HM Treasury and the Commissioners for HMRC.

46.
For the avoidance of doubt, the Relevant Company may enter into such Participation Agreement acting through the agency of the Company or RBS (in which case the Company or RBS, as the case may be, shall promptly provide such evidence of its authority to act on behalf of the Relevant Company as may reasonably be required by HM Treasury or the Commissioners for HMRC).

PART 7 – MISCELLANEOUS

HM Treasury’s discretion

47.
For the avoidance of doubt, HM Treasury shall be entitled to exercise its absolute discretion in relation to any approval, consent or agreement which this Deed contemplates may be given or made by it (including, without limitation, as contemplated in Clause 5, 7, 9, 10, 15, 18 and/or 24) (provided that, if HM Treasury exercises any such discretion in any particular way upon any application of any provision of this Deed and notifies the Company of such exercise of such discretion, such exercise of such discretion shall be irrevocable unless HM Treasury and the Company agree otherwise in writing and, if any such agreement is made, such agreement shall be irrevocable unless HM Treasury and the Company agree otherwise in writing).

HMRC’s powers and discretions

48.
Nothing in this Deed shall limit, prejudice or restrict any right, power, function or discretion of the Commissioners for HMRC or HMRC arising under Applicable Law (including, for the avoidance of doubt, the Commissioners for Revenue and Customs Act 2005) or any exercise thereof.

Group reorganisations etc. affecting the Company

49.
If at any time the Company ceases to be the parent undertaking of RBS, HM Treasury shall have the right to require (by notice served on the Company or RBS) that the references in this Deed, or any specified references in this Deed, to the Company shall, with effect from any date reasonably specified by HM Treasury in such notice, be taken instead to refer to such other Group Undertaking or Group Undertakings of RBS as HM Treasury may reasonably specify in such notice.

Costs and expenses

50.
For the avoidance of doubt, neither HM Treasury nor HMRC shall be liable to indemnify or reimburse any RBS Company in respect of any costs or expenses incurred in complying with, or exercising any rights under, this Deed.

Application of certain provisions of the Acquisition and Contingent Capital Agreement

51.
Without prejudice to the application of Clause 7 of the Acquisition and Contingent Capital Agreement regardless of this Clause 51, the provisions of Clause 7 (other than Clause 7.3(G)) and Clause 14.10(C) of the Acquisition and Contingent Capital Agreement shall also apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the Acquisition and Contingent Capital Agreement were a reference to this Deed and any reference therein to the Company were a reference to each of the Company, RBS, ABN Amro and any RBS Company which from time to time enters into a Participation Agreement (as applicable).

Termination

52.
This Deed shall not have any effect in relation to any period of time falling after the 20th (twentieth) anniversary of the Acquisition Date (but, for the avoidance of doubt, without prejudice to its application in relation to any earlier period or periods of time).

53.
For the avoidance of doubt, nothing in this Deed shall be prejudiced, restricted or otherwise affected by any termination of RBS’s participation in the Scheme or by any termination or amendment of any provision of the Acquisition and Contingent Capital Agreement, the APS Fee Tax Assets Agreement or the Exit Fee Tax Assets Agreement.

Notices

54.
Clause 14.11 of the Acquisition and Contingent Capital Agreement (Notices) shall apply in relation to this Deed and any Participation Agreement entered into in connection with this Deed, but on the basis described in Clauses 55 to 58 (inclusive) and with any other necessary modifications.

55.
Subject to sub-Clause 14.11(E) of the Acquisition and Contingent Capital Agreement, the address and attention details for RBS for the purposes of this Deed and any Participation Agreement shall be deemed to be as follows:

(a)	RBS Gogarburn
Edinburgh
EH12 1HQ

Attention: Group General Counsel

Email address: Miller.Mclean@rbs.com

With a copy email to FM-001960@rbos.co.uk

and

(b)	RBS Gogarburn
Edinburgh
EH12 1HQ

Attention: Deputy General Counsel and Director, Group Legal

Email address: Chris.Campbell@rbs.com

With a copy email to FM-001960@rbos.co.uk

56.
Subject to sub-Clause 14.11(E) of the Acquisition and Contingent Capital Agreement, the address and attention details for ABN Amro for the purposes of this Deed and any Participation Agreement shall be deemed to be as follows:

Address:	ABN AMRO Bank N.V.
Head Office
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Email address: gwendolyn.van.tunen@nl.abnamro.com

Attention:  Gwendolyn van Tunen

57.
Subject to sub-Clause 14.11(E) of the Acquisition and Contingent Capital Agreement, the address and attention details for the Commissioners for HMRC for the purposes of this Deed and any Participation Agreement shall be deemed to be as follows:

Address:	Her Majesty’s Revenue and Customs
100 Parliament Street
London
SW1A 2BQ

Email address: Aidan.Reilly@hmrc.gsi.gov.uk

Attention:  Aidan Reilly

58.
Subject to sub-Clause 14.11(E) of the Acquisition and Contingent Capital Agreement, the address and attention details for any RBS Company which enters into any Participation Agreement shall be, for the purposes of this Deed and any Participation Agreement, as specified in the first-mentioned Participation Agreement.

Counterparts

59.
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

Schedule 1

(Form of Disclosure Consent Notice)

[Note:   This notice is to be served on the Commissioners for HMRC and HM Treasury by the relevant RBS Company.]

[Note:   Insert date]

Dear Sirs,

Agreement to Forego Tax Assets in connection with an Acquisition and Contingent Capital Agreement

Disclosure Consent Notice

We refer to the “Agreement to Forego Tax Assets in connection with an Acquisition and Contingent Capital Agreement” entered into by The Commissioners of Her Majesty’s Treasury, The Commissioners for Her Majesty’s Revenue and Customs, The Royal Bank of Scotland PLC, The Royal Bank of Scotland Group PLC and ABN Amro Bank N.V. on 24 November 2009 (the “Tax Assets Agreement”).

Any word or expression defined in the Tax Assets Agreement shall have the same meaning below in this notice.

We hereby consent (including, but without limitation, for the purposes of Section 18(2)(h) of the Commissioners for Revenue and Customs Act 2005) to the disclosure of all Relevant HMRC Information by HMRC to HM Treasury.

Yours faithfully,

[Note:  To be validly executed by the relevant RBS Company]

Schedule 2

(Form of Participation Agreement)

This Deed is entered into as a deed on [        ] [Note: Insert date]

Between:

(1)	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (“HM Treasury”);

(2)	The Commissioners for Her Majesty’s Revenue and Customs of 100 Parliament Street, London SW1A 2BQ (the “Commissioners for HMRC”); and

(3)	[ ], a [ ] incorporated in [ ] with registered number [ ], whose registered office is at [ ] (the “Participating Company”). [Note: Insert name and details of the Relevant Company]

It is agreed:

1.
In this Deed, any reference to the “Tax Assets Agreement” means the “Agreement to Forego Tax Assets in connection with an Acquisition and Contingent Capital Agreement” entered into by HM Treasury, the Commissioners for HMRC, The Royal Bank of Scotland PLC, The Royal Bank of Scotland Group PLC and ABN Amro on 24 November 2009.

2.
Any word or expression defined in the Tax Assets Agreement shall have the same meaning in this Deed.  Any word or expression defined in the Acquisition and Contingent Capital Agreement shall have the same meaning in this Deed.  Clause 1.2 of the Acquisition and Contingent Capital Agreement (Interpretation) shall apply in relation to this Deed with any necessary modifications.

3.
The Participating Company hereby agrees to comply with the Tax Assets Agreement as if it had been a party to that agreement.  Without limitation of the foregoing, the Participating Company hereby agrees to comply with any obligation or requirement which is stated in the Tax Assets Agreement to be undertaken by or to relate to it and hereby makes any representation or warranty expressed to be given by it in the Tax Assets Agreement.

4.
Clauses 54 to 58 (inclusive) of the Tax Assets Agreement shall apply in relation to this Deed. Subject to sub-Clause 14.11(E) of the Acquisition and Contingent Capital Agreement, the address and attention details for the Participating Company referred to in Clause 58 of the Tax Assets Agreement are as follows:

Address:	[Note: Insert address]

Email address:  [Note:  Insert email address]

Attention:  [Note:  Insert name of contact]

5.
This Deed shall be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Deed (including any Dispute), whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with English law.

6.
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

In witness of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

[Note:  To be validly executed as a deed by the Participating Company, HM Treasury and the Commissioners for HMRC]

IN WITNESS of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

Executed as a deed by two of THE COMMISSIONERS OF HER MAJESTY’S TREASURY in the presence of:	) ) ) ) ) )
Date:

Executed as a deed by two of THE COMMISSIONERS FOR HER MAJESTY’S REVENUE AND CUSTOMS in the presence of: Date:	) ) ) ) ) )

Executed as a deed by THE ROYAL BANK OF SCOTLAND PLC acting by: Date:	) ) ) ) )	………………………………… Director ………………………………… Director/Secretary

Executed as a deed by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by: Date:	) ) ) ) )	………………………………… Director ………………………………… Director/Secretary

Executed as a deed by ABN AMRO BANK N.V. acting by: acting under the authority of ABN Amro Bank N.V. Date:	) ) ) ) )	………………………………… Authorised signatory ………………………………… Authorised signatory